EXHIBIT 99.2

                            CERTIFICATE OF ADJUSTMENT


                  This is to certify pursuant to section 12 of the Rights Agreement, dated as of July 29, 1998, between The McGraw-Hill Companies, Inc., a New York corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Plan"), that:

I.       Statement of Facts.
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                  At its January 27, 1999 meeting, the Company's Board of
Directors declared a two-for-one split of the shares of common stock, par value $1.00 per share, of the Company (the "Common Shares"), to be effected in the form of a 100% stock distribution (the "Distribution") on March 8, 1999 to holders of record of the Company's issued Common Shares on February 24, 1999.

II.      Adjustments Pursuant to the Rights Plan.
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                  Pursuant to the provisions of Sections 11(n) and 23(a) of the
Rights Agreement, certain adjustments to the number of two-hundredths of a Preferred Share (as defined in the Rights Plan) purchasable upon proper exercise of each Right (as defined in the Rights Plan) and to the Redemption Price (as defined in the Rights Plan) shall be effected as of March 8, 1999, in connection with the Distribution, as set forth below:

                           1. Pursuant to Section 11(n) of the Rights Agreement,
                  the number of Preferred Shares purchasable upon proper exercise of a Right shall be equal to one four-hundredth.

                           2. Pursuant to Section 23(a) of the Rights Agreement,
                  the Redemption Price shall be equal to $.0025 per Right.

Dated this 8th day of March, 1999


                                         THE MCGRAW-HILL COMPANIES, INC.




                                         By: /s/ Robert K. Benjamin
                                            ------------------------------------
                                              Name:  Robert K. Benjamin
                                              Title: Associate General Counsel
                                                     and Assistant Secretary